EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into between Bio-Techne Corporation, a Minnesota corporation (“Bio-Techne”), and Matthew McManus (“Executive”) (each may be referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, Bio-Techne wishes to employ Executive under the terms and conditions set forth in this Agreement, and Executive wishes to accept such employment under the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, Bio-Techne and Executive agree as follows:

Article I

TERM OF EMPLOYMENT; DUTIES
1.1Parties. The Parties to this Agreement are Executive and Bio-Techne. As used herein, Bio-Techne refers to Bio-Techne Corporation and its subsidiaries, including but not limited to Research and Diagnostic Systems, Inc. (“R&D”), unless specifically provided otherwise. All of the rights and obligations created by this Agreement may be performed by or enforced by or against Bio-Techne or R&D or any other appropriate Bio-Techne subsidiary.
1.2Employment and Term of Agreement. Effective January 8, 2024 (the “Start Date”), and subject to formal approval of your appointment and compensation by the Board and its Compensation Committee, respectively, Bio-Techne agrees to employ Executive and Executive hereby accepts such employment on the terms and conditions set forth in this Agreement.  This Agreement shall have an initial term of three years commencing as of January 8, 2024 (the “Start Date”) and ending on January 7, 2027 (the “Term”).  This Agreement will automatically renew at the end of the initial Term and at the end of each subsequent Term, for a subsequent Term of one year unless either party gives written notice of non-renewal to the other at least six months prior to the expiration of the then current Term.
1.3Duties.  As of the Start Date, Executive shall be employed as the President, Diagnostics, Genomics and Spatial Segment of the Company.  Executive shall report to the Chief Executive Officer of Bio-Techne.  During the Term of this Agreement, Executive agrees to devote his full business and professional time, energy, diligence and best efforts to the business and affairs of Bio-Techne, and to perform such services and duties in connection with the business and affairs of Bio-Techne (i) as are customarily incident to Executive’s position and (ii) as may reasonably be assigned or delegated to him from time to time by the Board of Directors of Bio-Techne (the “Board”).  Executive shall render his services at the business office of Bio-Techne to which Executive is assigned, subject to any necessary travel.  During the Term of this Agreement, Executive shall not, directly or indirectly, render any material services to any business, corporation, or organization whether for compensation or otherwise, without the prior knowledge and written consent of the Board.  Executive may serve as a member of the Board of Directors for

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up to two for-profit entities, one of which may be a public company, provided that it is not for any business competitive with any product or services marketed or planned for marketing by Bio-Techne, including any Boards on which Executive is a director as of the Start Date.
Article II

COMPENSATION AND BENEFITS
2.1Base Salary. Bio-Techne will pay Executive as base compensation for services to be rendered hereunder an annual base salary as established by Bio-Techne from time to time, to be paid in accordance with the usual payroll practices of Bio-Techne. Executive’s annual base salary shall be $550,000.  Such annual base salary amount thereafter will be reviewed and adjusted by the Board or the Compensation Committee of the Board (the “Compensation Committee”) from time to time (but no less than annually) in its sole discretion. The annual base salary will be inclusive of all applicable income, Social Security, and other taxes and charges that are required by law to be withheld by Bio-Techne or under any applicable compensation or benefit plan or arrangement.
2.2Management Incentive Plan. Executive shall be eligible to receive an annual cash bonus commensurate with his position and level in accordance with Bio-Techne’s Management Incentive Plan or its equivalent (the “Management Incentive Plan”). The Management Incentive Plan contemplates an annual cash bonus based on a percentage of annual base salary and the achievement of annual performance targets, both of which are established and approved by the Board or the Compensation Committee from time to time.  Executive’s target annual bonus shall be equal to 90% of his annual base salary, prorated to reflect the portion of the applicable performance period during which Executive was employed in such position.  After receipt of Bio-Techne’s final audit report of the applicable fiscal year, the Board or the Compensation Committee will determine and certify in writing the degree to which the annual performance targets have been achieved and calculate the portion of Executive’s annual cash bonus (if any) that will be paid. If earned, the annual cash bonus will be paid as soon as administratively practicable thereafter, but in no event later than would be permitted under the short-term deferral period defined by Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).
2.3Long-term Equity Awards. Executive will be eligible to participate in and receive periodic equity-based compensation awards commensurate with his position and level pursuant to any Bio-Techne equity-based compensation plan or program made available generally to executive officers; provided that the amount, timing, and other terms of any future awards shall be determined by the Board or the Compensation Committee, in its sole discretion.
2.4Miscellaneous Benefits. Bio-Techne will provide Executive the following additional benefits:
(a)Reimbursement in accordance with Bio-Techne’s standard reimbursement policies in effect from time to time for ordinary, necessary and reasonable out-of-pocket business expenses incurred by Executive in performing his duties for Bio-Techne so long as properly substantiated.

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(b)Paid vacation in accordance with Bio-Techne’s vacation or paid time off policy as in effect from time to time for the most senior executive officers of Bio-Techne.
(c)Reimbursement for reasonable annual premium costs paid by Executive for Executive to have supplemental life insurance coverage in a maximum amount that when aggregated with the life insurance coverage provided to Executive under Bio-Techne’s benefit plans is three times Executive’s annual base salary or less.
(d)Reimbursement for reasonable annual premium costs paid by Executive for Executive to have supplemental long-term and short-term disability insurance coverage in a maximum amount that when aggregated with the disability insurance coverage provided to Executive under Bio-Techne’s benefit plans is 60% and 70%, respectively, of Executive’s annual base salary or less.
(e)Reimbursement for the reasonable cost of an annual physical examination at a location of Executive’s choice, so long as Executive provides proper documentation of the cost of such physical examination.
2.5Other Compensation and Benefits. In addition to the compensation and benefits provided to Executive in Sections 2.1 through 2.4 hereof, Executive will be entitled to participate in other employee compensation and benefit plans from time to time established by Bio-Techne and made available generally to all employees of Bio-Techne to the extent that Executive’s age, tenure and title make him eligible to receive those benefits. With regard to all insured benefits to be provided to Executive, benefits shall be subject to due application by Executive. Bio-Techne has no obligation to pay insured benefits directly and such benefits are payable to Executive only by the insurers in accordance with their policies. Nothing in this Agreement is intended to or shall in any way restrict Bio-Techne’s right to amend, modify or terminate any of its benefits or benefit plans during the Term of this Agreement. Executive shall not be reimbursed for unused personal days or sick days upon his termination from employment regardless of the reason, whether voluntary or involuntary.
2.6Recoupment. The incentive compensation payable to Executive under any plan or agreement, including the amounts payable pursuant to Sections 2.2 and 2.3 hereof, shall be subject to reduction, cancellation, forfeiture or recoupment as and to the extent required by the applicable provisions of any law (including without limitation Section 10D of the Securities Exchange Act of 1934, as amended, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the rules and regulations promulgated thereunder), government regulation or stock exchange listing requirement, or clawback policy or provision implemented by Bio-Techne pursuant to such law, regulation or listing requirement.
Article III

INVENTIONS, PROPRIETARY INFORMATION AND SOLICITATION
3.1Definition of Confidential Information.   For the purpose of this Agreement, “Confidential Information” means any information not generally known and proprietary to Bio-Techne and includes, without limitation, the following: all information and data developed or

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acquired by Executive in the course of employment with Bio-Techne; data or conclusions or opinions formed by Executive in the course of employment; policies and procedures; manuals; trade secrets; methods, procedures, or techniques pertaining to the business of Bio-Techne or any customer of Bio-Techne; specifications for products or services; systems; price lists; marketing plans; sales or service analyses; financial information; customer names or other information; vendor names or other information; employee names or other information; research and development data; diagrams; drawings; media; notes, memoranda, notebooks, and all other records or documents that are handled, seen, or used by Executive in the course of employment. Confidential Information may be contained in the Bio-Techne’s product designs, tolerances, tooling, marketing plans or proposals, customer lists, the particular needs requirements of customers, and the identity of customers, and potential customers. Information shall be treated as Confidential Information irrespective of its source and all information that is identified as being “confidential” or “trade secret” shall be presumed to be Confidential Information. Notwithstanding the foregoing, Confidential Information does not include any information that is (i) in the public domain or enters the public domain through no violation of obligations Executive owes to Bio-Techne; (ii) disclosed to Executive other than as a result of Executive’s capacity as an employee of Bio-Techne by a third-party not subject to maintain the information in confidence; or (iii) already known by Executive other than as a result of Executive’s past relationship with Bio-Techne (or its predecessors) and is evidenced by written documentation existing prior to such disclosure. Specific technical and business information shall not be deemed to be within the preceding exceptions merely because it is embraced by more general technical or business information within such exceptions, nor shall a combination of features be deemed to be within such exceptions merely because the individual features are within such exceptions.
3.2Definition of Invention.  For purposes of this Agreement, the term “Invention” means ideas, discoveries and improvements whether or not shown or described in writing or reduced to practice and whether patentable or not, relating to any of Bio-Techne’s present or future manufacturing, sales, research or other business activities, or investigations or reasonably foreseeable business interest of Bio-Techne during this employment.
3.3Disclosure and Use of Confidential Information.  During employment with Bio-Techne and following its termination for any reason, Executive shall hold in strictest confidence and will never, without prior written authorization of Bio-Techne or its legal counsel or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against Bio-Techne (in which case Executive will use his reasonable best efforts in cooperating with Bio-Techne in obtaining a protective order against disclosure by a court of competent jurisdiction), disclose, assign, transfer, convey, communicate or use any of such Confidential Information for his own or another’s benefit or permit the same to be used in competition with Bio-Techne.
3.4Exceptions.  Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit Executive’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade

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secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
3.5Non-Solicitation Obligations.  Executive acknowledges and agrees that in connection with the execution of this Agreement, Executive is being offered substantial benefits, including but not limited to, enhanced severance payments, to which Executive would not otherwise be entitled to receive in the absence of signing this Agreement and agreeing to the restrictions contained herein. Therefore, Executive agrees that during employment with Bio-Techne, Executive shall not plan, organize or engage in any business competitive with any product or services marketed or planned for marketing by Bio-Techne or conspire with others to do so. Executive further agrees:
(a)For a period of two (2) years following termination of employment with Bio-Techne for any reason Executive shall not attempt to divert or divert any of Bio-Techne’s business, or business which it has a reasonable expectation of obtaining, by soliciting, contacting or communicating with any customers or potential customers for Bio-Techne’s products and services with whom Executive or other employees under Executive’s supervision had contact during the one year period immediately preceding termination of employment.
(b)For a period of one (1) year following termination of employment with Bio-Techne for any reason Executive shall not solicit anyone who is then an employee of Bio-Techne or who was an employee of Bio-Techne within the prior 12 months) to resign from Bio-Techne or to apply for or accept employment with any other business or enterprise.
3.6Proprietary Information and Inventions.  Executive may not remove any records, files, drawings, documents, models, equipment, and the like relating to Bio-Techne’s business from Bio-Techne’s premises without its written consent, unless such removal is in the furtherance of Bio-Techne’s business or is in connection with Executive’s carrying out his duties under this Agreement. Executive shall promptly and fully disclose to Bio-Techne and will hold in trust for Bio-Techne’s sole right and benefit any Invention which Executive, during the period of employment, makes, conceives or reduces to practice or causes to be made, conceived or reduced to practice either alone or in conjunction with others that: (a) relates to any subject matter pertaining to Executive’s employment; (b) relates to or is directly or indirectly connected with the business, products, projects or confidential information of Bio-Techne; or (c) involves the use of any time, material or facility of Bio-Techne. Executive hereby assigns to Bio-Techne all of Executive’s right, title and interest in and to all such Inventions and, upon Bio-Techne’s request, Executive shall execute, verify and deliver to Bio-Techne such documents including, without limitation, assignments and applications for Letters Patent, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that is necessary to enable Bio-Techne to obtain the sole right, title and benefit to all such Inventions.  It is further agreed, and Executive is hereby notified that the above agreement to

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assign Inventions to Bio-Techne does not apply to an Invention for which no equipment, supplies, facility or trade secrets of Bio-Techne was used, which was developed entirely on Executive’s own time, and (a) which does not relate directly to the business of Bio-Techne, or to Bio-Techne’s actual or demonstrably anticipated research or development; or (b) which does not result from any work performed by Executive for Bio-Techne.
3.7Remedies.  The Parties acknowledge and agree that if Executive breaches any of the terms of this Section 3, Bio-Techne, in addition to any other remedies available at law or equity, shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction. The prevailing party in any such litigation shall be entitled to recover reasonable attorneys’ fees, costs and expenses incurred therein but hereby specifically waives any right to a jury trial in connection with the recovery of, or attempt to recover, any attorneys’ fees, costs and/or expenses.
3.8Survival of Covenants.  The restrictions and obligations of the Executive outlined in Section 3 above will survive termination of this Agreement and termination of Executive’s employment in accordance with the terms of this Section 3.
Article IV

TERMINATION
4.1Events of Termination. Notwithstanding any other provision of this Agreement to the contrary or appearing to be to the contrary, Executive’s employment may be terminated as follows:
(a)By mutual written agreement of the parties;
(b)Upon Executive’s death;
(c)Upon Executive’s inability to perform the essential functions of his position, with or without reasonable accommodation, for more than ninety (90) days, or such longer period as required by law, in any consecutive twelve (12) month period by reason of physical or mental disability or incapacity, as determined by the Board or the Compensation Committee, in consultation with Executive and/or Executive’s health care provider(s) (“Disability”); provided that this paragraph does not relieve Bio-Techne of any duty to reasonably accommodate a qualifying disability under the Americans with Disabilities Act or the Minnesota Human Rights Act, any legal duty under the Family Medical Leave Act, or any of its other duties pursuant to applicable law, and provided further that nothing in this Section 4.1(c) shall limit the right of either Party to terminate Executive’s employment under one of the other subsections of this Section 4.1;
(d)By either Party upon ninety (90) days’ advance written notice to the other Party. Bio-Techne may in its sole discretion continue to pay Employee his base salary and cost of benefits (but not incentive bonus) during the ninety (90) day notice period in lieu of requiring Employee to continue to perform his duties and responsibilities during such notice period.
(e)Upon the insolvency or bankruptcy of Bio-Techne;

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(f)Bio-Techne shall have the right to terminate Executive’s employment immediately for “Cause,” provided such Cause is identified on or before the time of termination, and such Cause cannot be cured within thirty (30) days following notice thereof.  Where the Cause for such termination is capable of being cured by Executive within thirty (30) days, Executive shall be given such time to cure until and unless thirty the (30) day cure period expires, or such Cause becomes incurable, whichever occurs first.  For purposes of this Agreement, “Cause” shall include the following:
(i)Habitual neglect of, or the willful or material failure to perform the duties of employment hereunder, as determined in good faith by the Board or the Compensation Committee;
(ii)Embezzlement or any act of fraud;
(iii)Commission of acts that can be charged as a felony, whether or not committed during the Term hereof or in the course of employment hereunder;
(iv)Dishonesty in dealing between Executive and Bio-Techne or between Executive and other employees of Bio-Techne;
(v)Use or misuse of any controlled substance, illegal or narcotic drug without a prescription; or use of alcohol in a manner, regardless of time or place, which either adversely affects Executive’s job performance or otherwise could reflect negatively on the public image of Bio-Techne;
(vi)Habitual absenteeism; or
(vii)Willfully acting in a manner materially adverse to the best interests of Bio-Techne.
4.2Return of Property. At such time that Executive’s employment with Bio-Techne ends (the “Termination Date”) or at such earlier time as Bio-Techne may notify Executive, Executive will immediately cease doing business upon Bio-Techne’s premises and will immediately deliver to Bio-Techne all of its property and all property to be held by Bio-Techne in his possession or control, including, but not limited to, all work in progress, data, equipment, originals and copies of documents and software, customer and supplier information and lists, financial information, and all other materials. In addition, if Executive has used any personal computer, server, or email system (including, but not limited to, computers, Blackberries, PDA’s, cell phones, smart phones, iPhones, iPads, etc.) to receive, store, review, prepare or transmit any Bio-Techne information, including but not limited to Confidential Information, Executive agrees to provide Bio-Techne with a computer-useable copy of all such Confidential Information and then, unless the information is subject to a litigation hold, permanently delete and expunge such information from those systems. Executive also agrees to certify, within ten (10) days after the Termination Date, in writing to Bio-Techne compliance with the obligation herein.
4.3Resignation From All Positions. In the event Executive’s employment with Bio-Techne terminates for any reason, Executive agrees and covenants that Executive will immediately resign, and will be deemed to have resigned, from any and all positions Executive may hold with

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Bio-Techne or any of its subsidiaries or affiliates, unless otherwise determined by the Board in its sole discretion.
Article V

TERMINATION BENEFITS
5.1Termination Without Cause or Resignation for Good Reason. Except as provided in Section 5.2, upon (i) a termination of Executive’s employment by Bio-Techne for a reason other than Cause, as defined in Section 4.1(g), but not including a termination due to Executive’s death or Disability, as provided in Sections 4.1(b) and (c), or (ii) Executive’s resignation for Good Reason, as defined below, Executive will receive the following payments:
(a)an amount equal to one (1) year of Executive’s then-current annual base salary (but not any cash or incentive bonus), payable to Executive on Bio-Techne’s regular payroll dates over the course of a one-year period beginning after expiration of any applicable rescission periods set forth in the Release and in no event later than 60 days following termination of employment,
(b)a prorated annual bonus for the annual performance period during which the termination occurs equal to the amount of the annual bonus that would have been payable if Executive’s employment had continued until the date on which annual bonuses for such performance period are payable to similarly situated employees of Bio-Techne, multiplied by a fraction, the numerator of which is the number of days in such performance period during which Executive was employed and the denominator of which is 365, and payable at the same time that annual bonuses are payable to similarly situated employees of Bio-Techne and
(c)continued payment by Bio-Techne of the employer portion of the premiums for the health, dental and vision coverage Executive was receiving under Bio-Techne’s group health, dental and vision plans as of the Termination Date for one (1) year (the payments in clauses (a), (b) and (c) hereinafter referred to as the “Termination Severance Payments”);

provided, however, that Executive shall be entitled to the Termination Severance Payments set forth in this Section 5.1 only if he executes within 60 days of termination of employment, does not rescind, and fully complies with a release agreement in a customary and mutually acceptable form (the “Release”). Notwithstanding the foregoing, if Bio-Techne determines, in its sole discretion, that payment of the COBRA premiums under this Section 5.1 would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect, then in lieu of paying the COBRA premiums, Bio-Techne may instead elect to pay Executive on the first day of each month, a fully taxable cash payment equal to the employer portion of the COBRA premiums for that month, subject to applicable tax withholdings (the “Special Severance Payment”), for each remaining month during which Executive is entitled to receive payment of COBRA premiums under this Section 5.1. Executive may, but will not be obligated to, use the Special Severance Payment toward the cost of COBRA premiums.

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As used in this Agreement, “Good Reason” means a good faith determination by Executive that any one or more of the following events have occurred; provided, however, that such event shall not constitute “Good Reason” if (x) Executive has expressly consented to such event in writing, (y) Executive fails to provide written notice to Bio-Techne within thirty (30) calendar days after Executive first becomes aware, or reasonably should have become aware, of the occurrence of such event, specifically describing such event, and Bio-Techne fails to remedy such event within thirty (30) calendar days after receipt of such notice, or (z) Executive fails to provide written notice of his decision to terminate within sixty (60) calendar days after the occurrence of such event:

(d)A material adverse change in Executive’s reporting responsibilities, titles or offices, or any removal of Executive from any of such positions, which has the effect of materially diminishing Executive’s responsibility or authority;
(e)A material reduction by Bio-Techne in Executive’s salary or annual bonus opportunity;
(f)A requirement imposed by Bio-Techne on Executive that results in Executive being based at a location that is outside a fifty (50) mile radius of the Bio-Techne site(s) where Executive is assigned; or
(g)A material breach of this Agreement by Bio-Techne.

Termination for “Good Reason” shall not include Executive’s termination as a result of death, Disability, retirement or a termination for any reason other than the events specified in clauses (a) through (d) in this Section 5.1.

5.2Payment Upon Termination for Change in Control. If there is a Change in Control, as defined below, and either Executive either resigns for Good Reason or Executive’s employment is terminated by Bio-Techne or its successor without Cause (not including a termination due to Executive’s death or Disability, as provided in Sections 4.1(b) and (c)), and in either case such termination occurs upon the consummation of such Change in Control or within one (1) year thereafter, then in lieu of the severance benefits described in Section 5.1, Executive will receive the following:
(a)payment equal to one (1) year of his then-current annual base salary, payable in a lump sum payment within 60 days after the date of termination; plus
(b)payment equal to the pro-rated value of the greater of: (a) the target bonus for the fiscal year in which the termination occurs; or (b) the target bonus for the fiscal year in which the Change in Control occurs, if different, payable in a lump sum payment within 60 days after the date of termination; plus
(c)the automatic acceleration of any vesting requirements of the equity grants awarded to Executive by Bio-Techne during the Term of the Agreement; plus
(d)continued payment by Bio-Techne of the employer portion of the premiums for the health, dental and vision coverage Executive was receiving under Bio-Techne’s

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group health, dental and vision plans as of the Termination Date for one (1) year. Notwithstanding the foregoing, if Bio-Techne determines, in its sole discretion, that payment of the COBRA premiums under this Section 5.2 would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect, payment of the COBRA benefits will be made as a Special Severance Payment as provided in Section 5.1 above.

The payments and benefits described in Section 5.2(a) through (d) above are hereinafter referred to as the “CIC Severance Payment.”  However, Executive shall be entitled to the CIC Severance Payment set forth in this Section 5.2 only if he executes within 60 days of resignation or termination of employment, does not rescind, and fully complies with the Release.

For purposes of this Agreement, “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the events described in subsections (a) through (c) below. For purposes of this definition, a person, entity or group shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person, entity or group directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(a)Any person, entity or group becomes the Owner, directly or indirectly, of securities of Bio-Techne representing more than fifty percent (50%) of the combined voting power of Bio-Techne’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of Bio-Techne by an investor, any affiliate thereof or any other person, entity or group from Bio-Techne in a transaction or series of related transactions the primary purpose of which is to obtain financing for Bio-Techne through the issuance of equity securities or (B) solely because the level of Ownership held by any person, entity or group (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by Bio-Techne reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by Bio-Techne, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(b)There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) Bio-Techne and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of Bio-Techne immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in

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substantially the same proportions as their Ownership of the outstanding voting securities of Bio-Techne immediately prior to such transaction; or
(c)There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the total gross value of the consolidated assets of Bio-Techne and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of total gross value of the consolidated assets of Bio-Techne and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of Bio-Techne in substantially the same proportions as their Ownership of the outstanding voting securities of Bio-Techne immediately prior to such sale, lease, license or other disposition (for purposes of this Section 5.2(c), “gross value” means the value of the assets of Bio-Techne or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets).

For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of Bio-Techne. To the extent required, the determination of whether a Change in Control has occurred shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

Change in Control Following Retirement.  If there is a Change in Control following the termination of Executive’s employment by Executive as a result of Retirement, the vesting requirements of any unvested portion of any equity grants to Executive that have not expired, terminated, or been forfeited by their terms shall be automatically accelerated upon consummation of such Change in Control.  For purposes of this Agreement, “Retirement” means termination of employment by Executive for any reason on or after Executive reached the age of 55 and has completed at least (five) 5 years of continuous service with Bio-Techne and/or any affiliate; provided, however, that Executive shall be credited with continuous service only for periods during which Executive regularly works 20 or more hours per week.  The terms of this Section 5.25 will survive the termination of this Agreement.

Termination Due to Disability of Death.  Upon a termination of Executive’s employment by Bio-Techne due to Executive’s Disability, as defined in Section 4.1(c), Executive shall receive a prorated annual bonus for the annual performance period during which the termination occurs equal to the amount of the annual bonus that would have been payable if Executive’s employment had continued until the date on which annual bonuses for such performance period are payable to similarly situated employees of Bio-Techne, multiplied by a fraction, the numerator of which is the number of days in such performance period during which Executive was employed and the denominator of which is 365, and payable at the same time that annual bonuses are payable to similarly situated employees of Bio-Techne.

5.3Offsets. All payments made to Executive pursuant to Section 5.1 or 5.2 will be reduced by amounts (A) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (B) owed to Bio-Techne by Executive for any amounts advanced, loaned or misappropriated. Such offset will be made in the manner permitted by and will be subject to the limitations of all applicable laws, including but not limited to Code

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Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.
5.4No Other Payments. Except as provided in Section 5.1 and 5.2, including but not limited to if Executive is terminated with Cause or voluntarily terminates his employment at any time without Good Reason, Executive will not be entitled to any compensation or benefits other than that which was due to him as of the date of termination, regardless of any claim by Executive for compensation, salary, bonus, severance benefits or other payments.
Article VI

ARBITRATION
6.1Arbitration. Any dispute arising out of or relating to (i) this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, or (ii) Executive’s application or candidacy for employment, employment and/or termination of employment with Bio-Techne including, but not limited to, any and all disputes, claims or controversies relating to discrimination, harassment, retaliation, wrongful discharge, and any and all other claims of any type under any federal or state constitution or any federal, state, or local statutory or common law shall be discussed between the disputing Parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the Parties cannot agree on an arbitrator within 20 days, any Party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement, but without submission of the dispute to such Association. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing Party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the Parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota. This agreement to arbitrate does not include worker’s compensation claims, claims for unemployment compensation, or any injunctive or other relief to which the Bio-Techne may be entitled in accordance with Section 3 above.
Article VII

MISCELLANEOUS PROVISIONS
7.1Modifications. This Agreement supersedes all prior agreements and understandings between the Parties relating to the employment of Executive by Bio-Techne and it may not be

CEO Employment Agreement (10/2023)

changed or terminated orally. No modification, termination, or attempted waiver of any of the provisions of this Agreement will be valid unless in writing signed by the Party against whom the same is sought to be enforced.
7.2Binding Effect. The breach by Bio-Techne of any other agreement or instrument between Bio-Techne and Executive will not excuse or waive Executive’s performance under, or compliance with, this Agreement.
7.3Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of law principles that would require the application of any other law.
7.4Successors and Assigns. This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person. This Agreement may be assigned by Bio-Techne and Executive expressly consents to the assignment of any and all obligations of Executive under this Agreement. This Agreement is binding on any successors or assigns of Bio-Techne.
7.5Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.
7.6No Conflicting Obligations. Executive represents and warrants to Bio-Techne that he is not under, or bound to be under in the future, any obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by Executive of Executive’s obligations hereunder. If Executive possesses any information that he knows or should know is considered by any third party, such as a former employer of Executive’s to be confidential, trade secret, or otherwise proprietary, Executive shall not disclose such information to Bio-Techne or use such information to benefit Bio-Techne in any way.
7.7Waivers. The failure of any Party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, will not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
7.8Severability. In the event that any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, Bio-Techne and Executive agree that that part should modified by the court to make it enforceable to the maximum extent possible. If the part cannot be modified, then that part may be severed and the other parts of this Agreement shall remain enforceable.
7.9Code Section 409A.
(a)Notwithstanding any other provision of this Agreement to the contrary, the Parties to this Agreement intend that this Agreement will satisfy the applicable requirements, if any, of Code Section 409A in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. The Parties agree that

CEO Employment Agreement (10/2023)

this Agreement will be read or amended (as determined by Bio-Techne in its sole discretion) to the extent necessary to comply with Code Section 409A, as amended from time to time, and the notices and other guidance of general applicability issued thereunder. For purposes of Code Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.
(b)All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
(c)Further, if any of the payments described in this Agreement are subject to the requirements of Code Section 409A and Bio-Techne determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of Executive’s termination of employment (which will have the same meaning as “separation from service” as defined in Code Section 409A), all or a portion of such payments will not be paid or commence earlier than the first day of the seventh month following the date of Executive’s termination of employment (or, if earlier, the date of Executive’s death), but only to the extent such delay is required for compliance with Code Section 409A.
7.10Notices. All notices given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received (A) upon personal delivery to the Party to be notified; (B)  five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (C) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses set forth below, or addresses as subsequently modified by written notice given in accordance with this Section:
(a)If to Bio-Techne:Bio-Techne Corporation
Attention: Chair, Board of Directors
614 McKinley Place Northeast
Minneapolis, MN 55413
(b)If to the Executive:at Executive’s home address as it then appears on the records of Bio-Techne, it being the duty of Executive to keep Bio-Techne informed of his current home address at all times.
7.11Construction. The Parties agree that the terms and provisions of this Agreement embody their mutual intent, each Party has had the opportunity to negotiate its provisions and

CEO Employment Agreement (10/2023)

contribute to its drafting, and therefore, it is not to be construed more liberally in favor of, or more strictly against, any Party hereto.
7.12Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Electronically transmitted (e.g., by facsimile or pdf) signed copies of this Agreement shall be deemed to be original signed versions of this Agreement.
7.13Section 280G. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Executive and the Bio-Techne (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this Section 7.13, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the Executive’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Executive and Bio-Techne otherwise agree in writing, any determination required under this Section 7.13 shall be made in writing by Bio-Techne’s independent public accountants (the “Accountants”), whose reasonable determination shall be conclusive and binding upon Executive and Bio-Techne for all purposes. For purposes of making the calculations required by this Section 7.13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Sections 280G and 4999 of the Code. Executive and Bio-Techne shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7.13. The Accountants will provide its calculations, together with detailed supporting documentation, to the Company and Executive as soon as practicable following its engagement. If a reduction in Payments is required by this provision and none of the Payments constitute “non-qualified deferred compensation” subject to Code Section 409A, then the reduction will occur in the manner Executive elects in writing prior to the date of payment. If any Payment constitutes “non-qualified deferred compensation” subject to Code Section 409A or if Executive fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved.

(Signatures follow on the next page(s).)

CEO Employment Agreement (10/2023)

THE PARTIES HAVE executed this Agreement in the manner appropriate to each as of the dates set forth below.

BIO-TECHNE CORPORATION

By: /s/ Julie Bushman  January 4, 2024
Julie Bushman

Chair, Compensation Committee

EXECUTIVE

/s/ Matthew McManus  January 4, 2024
Matthew McManus

CEO Employment Agreement (10/2023)